Exhibit 99.1

Blackstone Secured Lending Reports Third Quarter 2021 Net Investment Income Per Share of $0.63 and Net Asset Value Per Share of $26.15

NEW YORK – November 12, 2021 – Blackstone Secured Lending (NYSE: BXSL; “BXSL” or the “Company”) today announced financial results for the third quarter ended September 30, 2021, with net investment income at the high end of its previously estimated range.

“We’re proud to report strong third quarter financial results including rising net investment income and net asset value. This follows BXSL’s initial public offering, which represented the largest BDC IPO in fifteen years and the largest ever upsize in a BDC offering,” said Brad Marshall, Chief Executive Officer of BXSL. “Our high-quality portfolio, concentrated in first-lien senior secured loans with no loans on non-accrual, and active deployment in the quarter underscore the benefits of our scale, expertise and market position. We are pleased to bring a low-fee, low-operating expense BDC product to the market and look forward to continuing to deliver for our investors as a public company.”

Third Quarter 2021 Highlights

For the three months ended September 30, 2021, BXSL generated net investment income of $0.63 per share, up from $0.53 per share in the prior quarter and at the high end of the Company’s previously estimated range of $0.61—$0.63. Net investment income excluding capital gains incentive fees was $0.65 for the third quarter.

Net asset value per share increased to $26.15 at quarter end, up from $25.92 as of the prior quarter end, representing an increase of 0.9%, a quarterly total return of 2.8% and an annualized total return since inception of 10.0%.

BXSL paid a regular dividend in the third quarter of 2021 of $0.50 per share which will increase to $0.53 per share, starting in the fourth quarter of 2021. The Company also intends to pay special dividends in 2022 in the total amount of $0.65 per share. All future distributions will be subject to lawfully available funds therefor, and the Company can offer no assurance that it will be able to declare such distributions in future periods.

More information including financial statements can be found in the Company’s 10-Q report, which was filed this morning.

Portfolio and Investment Activity

For the three months ended September 30, 2021, new investment commitments totaled $2.4 billion, at par, and the fair value of BXSL’s investments increased to $8.2 billion as of quarter end, up from $7.4 billion as of June 30, 2021. BXSL’s debt-to-equity ratio increased to 1.09x at quarter end, up from 1.01x as of June 30, 2021, as the portfolio became more fully deployed.

Bond Offerings

During Q3 2021, BXSL issued two unsecured bonds, a $650 million bond maturing in 2028 with an interest rate of 2.85% and a $650 million bond maturing in 2027 with an interest rate of 2.125%. As of September 30, 2021, 71% of all funded debt represents unsecured borrowings.

Non-GAAP Financial Measures

BXSL discloses net investment income excluding capital gains incentive fees herein. Net investment income excluding capital gains incentive fees is a financial measure that is calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Management believes that net investment income excluding capital gains incentive fees provides meaningful information to consider in addition to net income determined in accordance with GAAP. This adjusted measure helps management to evaluate performance excluding the effects of certain accruals and GAAP adjustments that the Company believes are not necessarily indicative of operations. Management believes net investment income excluding capital gains incentive fees is a useful financial metric for existing and potential future holders of the Company’s shares as the impact of the uncrystallized capital gains incentive fee is not included in taxable income. The presentation of net investment income excluding capital gains incentive fees is not intended to be a substitute for financial results prepared in accordance with GAAP, should not be considered in isolation and may not be comparable to metrics reported by other companies.

About Blackstone Secured Lending Fund

Blackstone Secured Lending Fund (BXSL) is a specialty finance company that invests primarily in the debt of private U.S. companies. As of September 30, 2021 BXSL’s fair value of investments was approximately $8.2 billion. BXSL has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. BXSL is externally managed by Blackstone Credit BDC Advisors LLC, an SEC-registered investment adviser that is an affiliate of Blackstone Inc. (formerly, The Blackstone Group Inc.). Blackstone Inc., together with its subsidiaries, is one of the world’s leading investment firms with approximately $731 billion of assets under management as of September 30, 2021.

Forward Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or BXSL’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic and related changes in base interest rates and significant market volatility on BXSL’s business, BXSL’s portfolio companies, BXSL’s industry and the global economy. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in BXSL’s filings with the Securities and Exchange Commission. BXSL undertakes no duty to update any forward-looking statements made herein.

Contacts

Investor Contact:

Michael Needham

Blackstoneshareholderrelations@blackstone.com

+1 888-756-8443

Media Contacts:

Kate Holderness

Kate.holderness@blackstone.com

+1 917-318-6818

Mariel Seidman-Gati

Mariel.seidmangati@blackstone.com

+1 917-698-1674